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                                                                   EXHIBIT 10.41



                                LICENSE AGREEMENT

         This Trademark License Agreement (the "Agreement" is made and entered into as of April 30, 1997 (the "Effective Date") by and between Chemtrak Incorporated, a Delaware corporation ("ChemTrak"), and Parent's Alert, Inc., a Georgia Corporation ("Parent's Alert").

                                    RECITALS

         WHEREAS, Parent's Alert owns and has the right to exploit the trademark "Parent's Alert", as reflected on Exhibit A hereto, and such additional marks as the parties may agree from time to time (collectively, the "Licensed Marks") in connection with the sale of home drug testing kits, which are described in Exhibit B hereto (collectively, the "Products");

         WHEREAS, Parent's Alert is the owner of a United States federal registration for the mark "Parent's Alert";

         WHEREAS, Parent's Alert desires to grant, and ChemTrak desires to obtain, the right to market and sell the Products under the Licensed Marks in the United States;

         WHEREAS, concurrently with the effective date hereof, ChemTrak, Parent's Alert and Sunny Cloud ("Cloud"), the president of Parent's Alert, are entering into a Consulting Agreement (the "Consulting Agreement") whereby Parent's Alert and Cloud will agree to perform certain marketing and promotional services on behalf of the Products; and

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants and obligations contained herein and in the Consulting Agreement, the parties agree as follows:

         1. GRANT AND SCOPE OF LICENSES

            1.1 GRANT OF LICENSE TO CHEMTRAK. Subject to the limitations set forth below, Parent's Alert grants to ChemTrak an exclusive, royalty-bearing license to use the Licensed Marks in connection with the promotion and sale of the Products in [*].

            1.2 SUBLICENSES. With the prior written consent of Parent's Alert, which may be withheld in Parent Alert's sole discretion, ChemTrak may grant sublicenses under such rights to third parties who agree in writing to be bound by the terms of this Agreement, including but not limited to the quality control provisions of Section 6.2.

            1.3 RESTRICTIONS ON CHEMTRAK. ChemTrak shall not use the Licensed Marks in connection with any other goods or in any other activities without prior written consent of


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Parent's Alert. ChemTrak agrees that, unless it obtains the prior written consent of Parent's Alert, which Parent's Alert may withhold in its sole discretion, it shall sell the Products only in connection with the use of the Licensed Marks.

            1.4 RESTRICTIONS ON PARENT'S ALERT. During the term hereof and except as provided in Section 10.3, Parent's Alert will not use the Licensed Marks for commercial purposes in the United States. Notwithstanding the foregoing, Parent's Alert retains the right, for itself and its other licensees to use the Licensed Marks to market and sell any products outside the United States; provided, however, that in the event either Parent's Alert or ChemTrak determines that a market for the Products exists in countries outside the United States, Parent's Alert and Chemtrak agree to negotiate, for a period not to exceed 45 days, the terms and conditions of the extension of the license granted in Section 1.1 to such countries.

            1.5 ADDITIONAL MARKS. The Parties may by mutual written agreement extend this Agreement to cover additional marks for use with the Products, which Parent's Alert may acquire and desire to license to ChemTrak or to cover additional products. In such event, the terms and conditions of such extension shall be as agreed by the parties.

            1.6 FDA INTERIM GUIDELINES. The parties acknowledge that the license is being granted pursuant to interim guidelines promulgated by the Unites States Food and Drug Administration, which permit the Products to be marketed to consumers without a Premarket Approval application (the "FDA Interim Guidelines"). In the event the FDA Interim Guidelines are changed, subsequent to the Effective Date, in a manner that has a material adverse effect on ChemTrak's ability to market the Products, this Agreement will be terminable under Section 8.2(c) hereof. In the event ChemTrak elects to challenge or take such actions as may be required to comply with any such change to the FDA Interim Guidelines in lieu of terminating this Agreement, so long as ChemTrak diligently pursues such challenge or compliance actions, ChemTrak's obligation to pay Quarterly Minimum Royalties hereunder shall be suspended, provided that the period of any such suspension shall not exceed thirty months.

         2. REPRESENTATIONS AND WARRANTIES

            2.1 REPRESENTATIONS AND WARRANTIES OF PARENT'S ALERT. Parent's Alert hereby represents and warrants that:

                (a) it is duly organized and validly existing under the laws of the state of Georgia and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

                (c) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Parent's Alert does not conflict with any agreement to which it is a party or by


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which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

                (d) it is the sole owner of all rights, title and interest in the Licensed Marks and has not granted any interest in any Licensed Marks to any third party prior to the Effective Date;

                (e) to the knowledge of Parent's Alert the use of the Licensed Marks by ChemTrak in conformance with this Agreement and the guidelines of Parent's Alert will not infringe upon the rights of any third party, and will not infringe any other rights of Parent's Alert; and

                (f) it is not aware of any infringement claims pending or threatened by any third party with respect to the Licensed Marks.

            2.2 REPRESENTATIONS AND WARRANTIES OF CHEMTRAK. ChemTrak hereby represents and warrants that:

                      (a) it is duly organized and validly existing under the laws of the state of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                      (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and

                      (c) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by ChemTrak does not conflict with any agreement to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         3. OWNERSHIP OF LICENSED MARKS

            3.1 OWNERSHIP OF LICENSED MARKS. ChemTrak shall not acquire any right, title or interest in the Licensed Marks other than the limited license set forth in Section 1.1. ChemTrak acknowledges that Parent's Alert is the sole and exclusive owner of the Licensed Marks and all intellectual property rights therein, and ChemTrak agrees that it will do nothing inconsistent with such ownership, and that its use of the Licensed Marks and the goodwill associated therewith shall inure to the benefit of Parent's Alert.

            3.2 ADVERSE USE. ChemTrak agrees to inform Parent's Alert of any adverse use by a third party of the Licensed Marks or of a mark or name confusingly similar to the Licensed Marks. ChemTrak agrees to take no action with respect thereto except with the prior written authorization of Parent's Alert. Parent's Alert may thereupon take such action as it in its sole discretion deems advisable for the protection of its rights in and to the Licensed Marks.


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If Parent's Alert elects not to take action with respect to such adverse use, it shall permit ChemTrak to bring and prosecute a claim against such third party at ChemTrak's expense. ChemTrak further agrees to provide full cooperation with any legal or equitable action by Parent's Alert to protect Parent's Alert's rights, title and interest in the Licensed Marks.

            3.3 REGISTRATION. ChemTrak agrees that it shall not. apply for registration or protection or claim or seek to obtain ownership of any Licensed Mark or any intellectual property rights therein in any nation or other political subdivision. ChemTrak shall not, at any time during or after the effective term of the Agreement dispute or contest, directly or indirectly, Parent's Alert's exclusive right and title to the Licensed Marks and intellectual property rights therein or the validity thereof.

         4. OBLIGATIONS OF PARENT'S ALERT

            Parent's Alert agrees that during the term of this Agreement it shall neither fund nor be engaged in any manner, directly or indirectly through any third party, in the development, manufacture, marketing, promotion, distribution or sale of any products for in-home testing, through urine sampling and laboratory analysis, for use of drugs of abuse including but not limited to, [*] ("Home Drug Testing Products") in the United States, except with the prior written consent of ChemTrak.

         5. ROYALTIES

            5.1 QUARTERLY ROYALTIES. In consideration of the license granted herein, ChemTrak shall pay Parent's Alert the royalties as set forth herein beginning with the first full calendar quarter after the Effective Date of the Agreement.

                (a) ChemTrak shall determine the Actual Royalties it owes Parent's Alert based upon the Selling Price of all the Products sold during each calendar quarter. The first calculation shall include all sales of Products through the end of the first full calendar quarter after the Effective Date of this Agreement.

                "Actual Royalties" shall mean the greater of: (i) [*] of the Selling Price of all Products sold for the first [*] of cumulative Product sales, [*] of the next [*] of cumulative Product sales, and [*] thereafter; and
(ii) a minimum of [*] for each unit of Product sold (provided that if the actual royalties payable for each unit of Product fall below [*] per unit for [*] consecutive quarters, the parties agree to discuss in good faith the reduction of the per unit royalty).

                "Selling Price" shall mean the actual price ChemTrak charges its nonaffiliated customers for the purchase of the Products, less: (i) reasonable commissions actually paid to ChemTrak brokers for sale of the Products, provided that such commissions shall not exceed [*]; (ii) the price of actual returns;
(iii) sales taxes added to the price of the Products and paid by ChemTrak; and
(iv) a maximum of [*] from its Product list price


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for promotional discounts, which discounts shall not be provided [*] more than
[*]. If ChemTrak sells Products to one of its affiliates who then sells to nonaffiliated customers, the Selling Price for such Products shall mean the price that the affiliate charges its nonaffiliated customers for the purchase of the Products.

                Products shall be deemed to have been "sold" when invoiced, whether or not collection by ChemTrak is made, or if not invoiced, then when delivered, shipped or paid for, whichever is first.

                (b) Each calendar quarter ChemTrak shall pay Parent's Alert royalties equal to the greater of either the Actual Royalties or the Quarterly Minimum Royalties due for such calendar quarter.

                "Quarterly Minimum Royalties" shall be equal to [*] for the first [*] following the Effective Date, [*] for [*] after the Effective Date, [*] for [*] after the Effective Date, and [*] for [*], and thereafter, commencing on the first day of [*] after the Effective Date and each anniversary of the Effective Date thereafter (each such date an "Adjustment Date"), during the term and any renewal thereof, the annualized Quarterly Minimum Royalties shall be increased to an amount equal to the product of (i) the total [*] payable for [*] such anniversary, and (ii) a fraction, the numerator of which shall be [*] and the denominator of which shall be, for the first Adjustment Date, product of: (a) the sum of [*] and [*] and (b) [*], and for the second and each Adjustment Date thereafter, [*]. As used herein, "CPI" shall mean the Revised Consumer Price Index for all Urban Consumers - U.S. City Average (1982-1984 - 100)" published by the Bureau of Labor Statistics of the United States Department of Labor. If, at any time during the term of this Agreement, neither the CPI nor a comparable successor index is compiled or published by the Bureau of Labor Statistics, the index for "all items" compiled and published by any other branch or department of the Federal government shall be used for the adjustments required by this paragraph, and if no such index is compiled and published by any branch of the Federal government, the statistics reflecting cost of living increases as compiled by any institution or organization or individual generally recognized as an authority by financial and insurance institutions shall be used as a basis for such adjustments in order to obtain substantially the same result as would have been obtained if the CPI had not been discontinued or revised.

            5.2 PAYMENT. ChemTrak shall pay Parent's Alert the Royalties due each calendar quarter within forty-five (45) days after the end of such calendar quarter and shall be paid to Parent's Alert in cash or by check at the address that Parent's Alert may from time to time specify in writing. Notwithstanding the foregoing, a different method of payment or credit arrangement may be agreed to in writing by the parties in which case such other method of payment or credit arrangement will govern until Parent's Alert gives ChemTrak thirty (30) days written notice that it will require payment as noted above.



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            5.3 LATE FEES ON DELINQUENT PAYMENTS. In the event ChemTrak does not pay any amounts due Parent's Alert pursuant to this Agreement, ChemTrak shall pay late charges on such past due amounts at a monthly rate of [ * ] (or, if less, the maximum interest rate then allowed under applicable law).

            5.4 TAXES. All taxes imposed as a result of the existence of this Agreement or the performance by the parties hereunder shall be borne and paid by the party required to do so by applicable law.

            5.5 PAYMENT OF ROYALTIES UPON TERMINATION. Upon the termination or expiration of this Agreement, ChemTrak shall pay Royalties to the Parent's Alert according to the formula in Section 5.1 above except that, for the calendar quarter in which the termination or expiration occurs, ChemTrak shall only owe the greater of either the Actual Royalties or the pro rata share of the Quarterly Minimum Royalties, calculated by multiplying the Quarterly Minimum Royalties due by the number of days in the calendar quarter through the date the Agreement was terminated or expired, and then dividing such amount by the number of days in such calendar quarter.

            5.6 REPORTING REQUIREMENT. Within forty-five (45) days after the end of each calendar quarter, and within sixty (60) days after the end of each calendar year, ChemTrak shall prepare and deliver to Parent's Alert an unaudited report, certified by an officer of ChemTrak attesting to its correctness, showing:

                (a) the Selling Price of all Licensed Products sold by ChemTrak during such calendar quarter or calendar year; and

                (b) the royalties due pursuant to this Article 5 with respect to such calendar quarter or calendar year.

            5.7 RECORDS. During the term of this Agreement and any renewal, and for a period of two (2) years thereafter, ChemTrak shall keep accurate and complete records of all data necessary for the computation of all royalties due hereunder. From time to time upon five (5) days written notice to ChemTrak, Parent's Alert's designated independent public accountant shall have the right at reasonable times during normal business hours to examine the records of ChemTrak applicable to the calculation of the royalties for the purpose of verifying the amounts owed to Parent's Alert and the accuracy of the reports furnished by ChemTrak hereunder; provided, however, that before obtaining access to and examining such records, Parent's Alert shall cause its independent public accountant to execute and deliver, a confidentiality agreement in form and substance reasonably acceptable to ChemTrak regarding ChemTrak's records and the information contained therein. If the records show that ChemTrak has underreported the Selling Price of the Licensed Products sold or the amount of royalties due by more than three percent (3%) during any calendar quarter, ChemTrak shall pay all costs associated with the examination of the records. If the records show that ChemTrak has overreported the Selling Price of the Licensed Products sold or the amount of royalties due by more than three percent (3%) during any calendar quarter, ChemTrak shall be entitled to reduce the royalties payable


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in the following quarter by the amount of the overpayment.

         6. OTHER OBLIGATIONS OF CHEMTRAK

            6.1 FIRST COMMERCIAL SALE; MARKETING OBLIGATIONS. ChemTrak agrees to make the first commercial sale of a product (the "First Commercial Sale") no later than 6 months from the Effective Date. ChemTrak further agrees to spend a minimum of [*] on expenditures related to Product advertising, promotion, marketing, sales and other commercial functions within [*] from the date of First Commercial Sale. Thereafter ChemTrak agrees to spend each year a minimum of [*] of projected annual Selling Price of all Products to be sold in each calendar year.

            6.2 QUALITY CONTROL. ChemTrak acknowledges that the maintenance and protection of the Parent's Alert's name, image and goodwill are material conditions of this Agreement and that Parent's Alert depends upon the high quality and proper use of the Licensed Marks and the channels through which the Licensed Marks are distributed. Pursuant thereto, ChemTrak agrees that it shall:

                (a) display the Licensed Mark on all Products only in the form and manner and with the appropriate legends as approved by Parent's Alert from time to time;

                (b) provide to Parent's Alert, at ChemTrak's cost and expense, a sample of all tags, labels and packaging to be used in association therewith prior to any commercial sale or use of the Products and shall not sell or use the same without the prior written consent of Parent's Alert;

                (c) not use the Licensed Marks in any marketing and advertising materials for the Products, including any marketing or advertisement over electronic media such as television, radio, and the internet without the prior written consent of Parent's Alert;

                (d) be responsible for ensuring that all regulatory requirements relating to the labelling, packaging and marking and other such matters are complied with;

                (e) not alter, modify or otherwise misuse the Licensed Marks;
and

                (f) not use any other trademark, name or artwork confusingly similar to the Licensed Marks in respect of any Products, either during or after the term of this Agreement; and

                (g) not use any Licensed Marks as part of ChemTrak's corporate or trade name.

         6.3 APPROVALS. Any approvals of Parent's Alert required by Section 6.2 shall not be unreasonably withheld. Any approvals or rejections shall be communicated by Parent's Alert to ChemTrak within fifteen (15) days of the receipt of ChemTrak's written request for


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approval. If Parent's Alert does not notify ChemTrak of its approval or rejection within such fifteen (15) day period, Parent's Alert shall be deemed to have approved.

            6.4 Efforts. ChemTrak shall use commercially reasonable efforts to:

                (a) exploit fully the license throughout the United States; and

                (b) offer for sale the Products so they may be sold to the consumer on a timely basis.

            6.5 RIGHTS TO ARTWORK. All rights with respect to any Product specific designs, logos, photography or artwork which ChemTrak may incorporate or use in conjunction with the Licensed Marks shall be deemed the sole and exclusive property of Parent's Alert. In this regard, if necessary, ChemTrak agrees to assign to Parent's Alert all right, title and interest in and to such designs, logos, photography and/or artwork including all copyright and trademarks rights associated therewith and to take such other action as may be necessary to vest ownership in Parent's Alert. All rights with respect to any other designs, logos, photography or artwork which ChemTrak may incorporate or use in conjunction with the Licensed Marks shall be deemed the sole and exclusive property of ChemTrak, including, but not limited to any designs, logos or artwork which ChemTrak uses in conjunction with other products as well as the Products.

            6.6 INCONSISTENT USE. ChemTrak shall promptly cease any use of the Licensed Marks not consistent with the terms of this Agreement upon Parent's Alert's reasonable request.

         7. INDEMNIFICATION

         Parent's Alert shall indemnify, defend and hold ChemTrak harmless from and against all losses, claims, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees) arising out of or in connection with any claim, judgment or adjudication against ChemTrak that the Licensed Marks infringe any trademark right of any third party, provided that ChemTrak (a) promptly notifies Parent's Alert in writing of any such claim and
(b) provides Parent's Alert with an opportunity to assume sole control of the defense and/or settlement of such claim. ChemTrak shall cooperate with Parent's Alert in defending or settling such claim, and ChemTrak may join in the defense with counsel of its choice at ChemTrak's expense. Parent's Alert shall have no liability hereunder to the extent that the infringement arises solely from any use or modification of the Licensed Marks not permitted hereunder, and to the extent of any damages, liabilities, costs and expenses that exceed the amount paid by ChemTrak to Parent's Alert hereunder and under the Consulting Agreement.

         8. TERM AND TERMINATION

            8.1 TERM. this Agreement shall begin on the Effective Date and shall end seven years thereafter (the "Termination Date"); provided, however, that this Agreement shall be automatically renewed for successive one-year periods unless either party gives the other



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written notice of its intent not to renew the Agreement at least sixty (60) days before the Termination Date or before the end of any renewal period. Section 7 shall survive expiration of this Agreement for a period of five years.

            8.2 TERMINATION. This Agreement shall be terminable prior to the Termination Date or any renewal term on forty-five (45) days prior written notice:

                (a) by either party, in the event of a material breach by the other party of this Agreement and the breaching party does not correct or eliminate the default within such 45 day notice period;

                (b) by either party, upon termination or cancellation of the Consulting Agreement in accordance with the provisions of the Consulting Agreement as a result of a breach thereof by the other party;

                (c) by ChemTrak with 30 days prior written notice, in the event the FDA Interim Guidelines are changed in a manner that ChemTrak determines may have a material adverse effect on ChemTrak's ability to market the Products;

                (d) by ChemTrak, at any time prior to the date 90 days from Effective Date, in the event that the results of the independent market study commissioned by ChemTrak prior to the Effective Date lead ChemTrak to conclude, in its sole discretion, that there is not sufficient market potential for ChemTrak with respect to the Products to justify proceeding with ChemTrak's plans to market the Products;

                (e) by Parent's Alert in the event ChemTrak's Actual Royalties payable in each of [*] are less than [*];

                (f) by ChemTrak if, in the [*] Contract Year (as hereinafter defined) the aggregate Selling Price for all Products sold is less than [*], or, in any subsequent Contract Year, the aggregate Selling Price for all Products sold in any Contract Year is less than [*]. A "Contract Year" shall mean any twelve month period beginning on the anniversary of the Effective Date; or

                (g) By ChemTrak, by notice delivered at any time prior to the date forty-five (45) days after the Effective Date, if ChemTrak reasonably determines that the sale of Products under the Licensed Marks would infringe the rights of any third party and that such infringement would materially and adversely affect ChemTrak's gain from the sale of the Products; provided, however that the parties agree to use commercially reasonable efforts to resolve any such conflict before terminating this Agreement.

            8.3 CONSEQUENCES OF TERMINATION. In the event of any early termination of this Agreement (but not expiration under Section 8.1), ChemTrak agrees to discontinue immediately all use of the Licensed Marks and promptly to return to Parent's Alert, at Parent's Alert's expense, or at the option of Parent's Alert to destroy, all advertising or promotional


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materials, stationery or other material that bear the Licensed Marks. Section 7 shall survive for a period of two years following any such termination. In the event of any termination of this Agreement pursuant to Section 8.1, ChemTrak agrees to discontinue all use of the Licensed Marks within ninety (90) days after the expiration of this Agreement and thereafter promptly to return to Parent's Alert, at Parent's Alert's expense, or at the option of Parent's Alert to destroy, all advertising or promotional materials, stationery or other material that bear the Licensed Marks.

         9. CONFIDENTIAL INFORMATION

            9.1 CONFIDENTIAL INFORMATION. During the term of this Agreement, and for a period of five (5) years after expiration or termination thereof, Parent's Alert will maintain all Confidential Information in trust and confidence and will not disclose any such Confidential Information to any third party or use any Confidential Information for any unauthorized purpose. "Confidential Information" shall mean all information provided by ChemTrak to Parent's Alert that is identified in writing as confidential, including but not limited to ChemTrak sales information. Parent's Alert may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation, the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Confidential Information shall be disclosed to any employee, agent, or consultant who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, Parent's Alert will obtain prior agreement from its employees, agents, consultants, or other parties to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Parent's Alert will promptly notify ChemTrak upon discovery of any unauthorized use or disclosure of the Confidential Information.

            9.2 EXCEPTIONS. Confidential Information shall not include any information which:

                (a) is now, or hereafter becomes, through no act or failure to act on the part of Parent's Alert, generally known or available, or

                (b) is the subject of a written permission to disclose provided by ChemTrak.

            Parent's Alert agrees that the material financial terms of this Agreement will be considered Confidential Information of both parties. Notwithstanding the foregoing, Parent's Alert may disclose both the existence of this Agreement and the terms thereof to bona fide prospective investors, corporate partners, lenders and bona fide potential Sublicensees; in connection with any such disclosure, Parent's Alert will use its best efforts to secure confidential treatment of such information.


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             9.3 AUTHORIZED DISCLOSURE. Notwithstanding any other Provision of this Agreement, Parent's Alert may disclose Confidential Information if such disclosure is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, or is otherwise required by law; provided, however, that Parent's Alert shall first have given notice to ChemTrak and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

         10. MISCELLANEOUS

             10.1 GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed by and construed in accordance with federal laws as they apply to trademark matters and in accordance with the laws of the State of California as applied to contracts entered into and to be performed entirely within the State of California. The parties agree that personal jurisdiction and venue shall be proper in state and federal courts in Cobb and Fulton Counties, Georgia, in all lawsuits relating to or arising out of this Agreement. Any lawsuits filed by either party arising out of or relating to this Agreement shall be filed in one of these courts. The parties hereby waive any defense of improper personal jurisdiction or venue in these courts.

             10.2 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile, or sent by certified, registered or express mail, postage prepaid and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile or computer transmission, or if mailed, five (5) days after the date of mailing, as follows:

             If to Company to:
             ChemTrak Inc.
             929 East Arques Avenue
             Sunnyvale, CA 94086-4520
             ATTN:    Mr. Edward F. Covell
             President and Chief Executive Officer
             Telephone: (408) 773-8156
             Facsimile: (408) 773-6151

             With a copy to:

             Cooley Godward LLP
             Five Palo Alto Square
             3000 E1 Camino Real
             Palo Alto, California 94306-2155
             ATTN:    Alan C. Mendelson. Esq.
             Telephone: (415) 843-5000
             Facsimile: (415) 857-0663

             If to Parent's Alert:



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             Parent's Alert
             Suite 500, 1900 The Exchange
             Atlanta, Georgia 30339-2022
             ATTN: Mr. James L. Rhoden, Jr., Vice President
             Telephone: (770) 953-1225
             Facsimile: (770) 951-7587
                               and
             Parent's Alert, Inc.
             P.O. Box 724146
             Atlanta, Georgia 31139-1146
             ATTN: Ms. Sunny L. Cloud, President
             Telephone: (770) 953-1125
             Facsimile: (770) 955-5338

             With a copy to:

             Paul, Hastings, Janofsky & Walker LLP
             Suite 2400, 600 Peachtree Street, NE
             Atlanta, Georgia 30308-2222
             ATTN: W. Andrew Scott, Esq.
             Telephone: (404) 815-2400
             Facsimile: (404) 815-2424

             10.3 ENTIRE AGREEMENT. This Agreement, the Consulting Agreement and the Letter Agreement between the parties hereto dated as of the Effective Date constitute the complete, final and exclusive embodiment of the parties' agreement with respect to the subject matter hereof, and supersede all prior agreements, whether written or oral, and whether explicit or implicit, which have been entered into before the execution hereof.

             10.4 AMENDMENT AND WAIVER. No provision of this Agreement may be amended or waived except by a writing signed by both parties.

             10.5 SEVERABILITY. Any invalidity, in whole or in part, of one provision of this Agreement shall not affect the validity of any other provision of this Agreement.

             10.6 SUCCESSORS. Subject to the prohibitions against assignment contained herein, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

             10.7 ASSIGNMENT. This Agreement and the rights and obligations created hereunder shall not be assignable by either party, either voluntarily or by operation of the law, without the prior written consent of the other party; provided, however, that ChemTrak shall be entitled to assign its right and obligations hereunder to the purchaser of a majority of the ChemTrak stock in a purchase approved by the Securities and Exchange Commission, provided


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
that the purchaser agrees in writing to be bound by the terms of this Agreement. Any assignment without required consent shall be null and void.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHEMTRAK INCORPORATED                     PARENT'S ALERT, INC.


By:_________________________________      By:___________________________________

Name:_______________________________      Name:_________________________________

Title:______________________________      Title:________________________________



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
                                    EXHIBIT A

                          PARENT'S ALERT LICENSED MARKS

The following trademarks are the subject of the foregoing license:

Word Marks:     PARENT'S ALERT

United States Patent and Trademark Office, Principal Register Reg. No. 2,017,030, Nov. 19, 1996.


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
                                    EXHIBIT B

                             PARENT'S ALERT PRODUCTS

Parent's Alert Drug Test Kit:

Kits for in-home urine testing and SAMHSA approved laboratory analysis for use of drugs of abuse including but not limited to, [*].



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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